EXHIBIT 5.1

                                March 8, 1996
CNS, Inc.
P.O. Box 39802
Minneapolis, MN 55439

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 filed by CNS, Inc. (the "Company") with the Securities and Exchange Commission on March 8, 1996 relating to a public offering of 1,375,000 shares of Common Stock, $.01 par value, to be offered by the Company and 125,000 shares to be offered by certain Selling Stockholders (plus up to an additional 130,000 and 95,000 shares, respectively, to be offered if the Underwriters exercise in full their over-allotment option), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

         2. The shares of Common Stock being offered by the Company, when issued and paid for as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

         3. The shares of Common Stock being offered by the Selling Stockholders have been validly issued and are fully paid and nonassessable, or, if such shares will be sold upon exercise of outstanding stock options, will be legally issued, fully paid and nonassessable when issued and paid for as contemplated by their respective stock option agreements.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.


                                   Very truly yours,


                                   LINDQUIST & VENNUM PLLP